                                   EXHIBIT 11


                              CUSTOM CHROME, INC.
                       STATEMENT REGARDING COMPUTATION OF
                               EARNINGS PER SHARE

                                            For the three months ended      For the six months ended
                                                  July 31                        July 31
                                               1996              1995           1996         1995
                                            ----------        ----------     ----------   ----------
Net income...............................   $2,776,000        $2,632,000     $5,784,000   $5,177,000
                                            ==========        ==========     ==========   ==========

Weighted Average Shares Outstanding:

   Common stock..........................    5,259,000         5,036,000      5,212,000    5,015,000

   Common stock equivalents..............       99,000           163,000         97,000      132,000
                                            ----------        ----------     ----------   ----------

   Weighted average shares outstanding...    5,358,000         5,189,000      5,309,000    5,147,000
                                            ==========        ==========     ==========   ==========

Net income per share.....................   $     0.52        $     0.51     $     1.09   $     1.01
                                            ==========        ==========     ==========   ==========

                                      -11-